UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 26, 2006

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition.

On July 31, 2006, BRE Properties, Inc. issued a press release and supplemental financial data with respect to its financial results for the quarter ended June 30, 2006. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 8.01.	Other Events

On July 31, 2006 we reported operating results for the quarter ended June 30, 2006.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $51.4 million, or $0.96 per diluted share, during second quarter 2006, as compared with $26.9 million, or $0.51 per diluted share for the quarter ended June 30, 2005. Second quarter 2006 FFO included two nonroutine income items: (i) recoveries from a litigation settlement, totaling $19.5 million, or $0.36 per share; and (ii) income from gains on sales of excess land in Bellevue, Washington and Anaheim, California, totaling $3.5 million, or $0.07 per diluted share. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this Item 8.01.)

Net income available to common shareholders for the second quarter totaled $70.6 million, or $1.33 per diluted share, as compared with $13.5 million, or $0.26 per diluted share, for the same period 2005. In addition to the two nonroutine income items referenced above, second quarter 2006 results included a net gain on sales totaling $38.3 million, or $0.72 per diluted share. Second quarter 2005 results included a net gain on sales totaling $5.4 million, or $0.10 per diluted share.

Adjusted EBITDA for the quarter totaled $52.8 million, as compared with $50.2 million in second quarter 2005. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this Item 8.01.) For second quarter 2006, revenues totaled $82.1 million, as compared with $72.7 million a year ago, which excludes revenues from discontinued operations of $1.6 million in the current period and $5.8 million in the prior period.

For the year-to-date period, FFO totaled $78.5 million, or $1.47 per diluted share, as compared with $53.1 million, or $1.01 per diluted share for the six-month period in 2005.

Net income available to common shareholders for the six-month period totaled $78.0 million, or $1.49 per diluted share, as compared with $42.3 million, or $0.82 per diluted share, for the same period 2005. The 2006 year-to-date results included the three non-routine items cited previously, totaling $61.3 million, or $1.17 per diluted share. The 2005 year-to-date results included a net gain on sales totaling $26.9 million, or $0.52 per diluted share.

Adjusted EBITDA for the six-month period totaled $106.0 million, as compared with $99.5 million for the same period in 2005. For first half of 2006, revenues totaled $160.9 million, as compared with revenues of $143.1 million for the same period 2005, which excludes revenues from discontinued operations of $6.6 million in the current period and $12.9 million in the prior period.

Our positive year-over-year earnings and FFO results were influenced by property level same-store performance, income from acquisitions and the lease-up of development properties. Positive overall net operating income (NOI) growth was offset by higher interest expense and modestly higher corporate general and administrative expenses.

Level of Investment and NOI by Region

Quarter Ended June 30, 2006

Region	# Units	Gross Investment	% Investment	% Q2’06 NOI
Southern California	11,428	$1,487,145	55%	56%
Northern California	5,644	655,573	24%	25%
Seattle	3,572	395,905	15%	13%
Phoenix	1,334	118,035	4%	4%
Unconsolidated Joint Ventures	2,672	38,644	2%	2%

($ amounts in 000s) Total	24,650	$2,695,302	100%	100%

Year-over-year same-store NOI growth was 5.8% and 6.2% for the quarter and year-to-date periods, respectively. For the second quarter, same-store NOI increased $2.8 million relative to the same period in the prior year. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this Item 8.01.) Acquisition activities during 2004 and 2005 increased second quarter 2006 NOI by $1.7 million, as compared with the same period in the prior year. Development and lease-up properties generated $1.2 million in additional NOI during the quarter, as compared with second quarter 2005.

Interest expense increased to $19.7 million during second quarter 2006, from $18.4 million in second quarter 2005, and to $40.5 million, from $36.4 million in the respective six-month periods. The year-over-year increase reflects the issuance of $150 million in unsecured notes in May 2005 as well as a rising short-term interest rate environment. On a sequential basis, interest expense dropped $1.1 million from first quarter 2006, reflecting a reduction of debt from property dispositions.

General and administrative expense totaled $4.7 million in second quarter 2006, as compared with $4.0 million in second quarter 2005. For the six-month period, G&A expense increased to $9.2 from $8.8 million in the same period in the prior year. G&A expense increases are attributed primarily to compensation and technology-related costs.

Same-Store Property Results

We define same-store properties as stabilized apartment communities owned by us for at least five full quarters. Of the 21,978 apartment units owned directly by us, same-store units totaled 19,976 for the quarter.

On a year-over-year basis, overall same-store NOI growth was driven by revenue growth and maintaining property-level operating margins at approximately 68%. Average same-store market rent for second quarter 2006 increased 9.1% to $1,330 per unit, from $1,219 per unit in second quarter 2005. Same-store physical occupancy levels averaged 95.0% during second quarter 2006, as compared with 94.4% in the same period 2005.

For the second quarter and year-to-date periods, property-level operating expense increased 10.4% and 8.4%, respectively. The absolute level of expense growth exceeded management expectations by approximately $1.0 million, due to the timing of turnover-related costs and property tax assessments. Management believes the level of percentage growth is not an accurate depiction of expected annualized expense growth. By end of the year, we expect annual same-store expense growth of approximately 6.0%.

Same-Store % Growth Results

Q2 2006 Compared with Q2 2005

	% Change
	% NOI	Revenue	Expenses	NOI	# Units
L.A./Orange County, California	35%	7.0%	13.6%	4.1%	6,591
San Diego, California	22%	7.0%	15.6%	3.9%	3,711
San Francisco, California	17%	6.9%	5.8%	7.3%	3,035
Sacramento, California	9%	4.8%	2.5%	6.0%	2,156
Seattle, Washington	13%	8.3%	7.6%	8.7%	3,149
Phoenix, Arizona	4%	13.3%	8.7%	16.3%	1,334

Total	100%	7.2%	10.4%	5.8%	19,976

Same-Store % Growth Results

Six Months Ended June 30, 2006 Compared with 2005

	% Change
	% NOI	Revenue	Expenses	NOI	# Units
L.A./Orange County, California	32%	6.5%	9.7%	5.1%	5,967
San Diego, California	23%	6.6%	9.9%	5.4%	3,711
San Francisco, California	18%	6.7%	7.5%	6.3%	3,035
Sacramento, California	10%	5.9%	4.2%	6.7%	2,156
Seattle, Washington	13%	7.2%	7.1%	7.3%	3,149
Phoenix, Arizona	4%	12.4%	10.3%	13.8%	1,334

Total	100%	6.9%	8.4%	6.2%	19,352

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q2 2006	Q1 2006	Q2 2005	YTD 2006	YTD 2005
L.A./Orange County, California	94.6%	94.1%	94.6%	62%	61%
San Diego, California	95.5%	95.1%	94.4%	68%	67%
San Francisco, California	94.6%	95.9%	94.2%	56%	57%
Sacramento, California	94.5%	95.6%	95.0%	66%	68%
Seattle, Washington	95.6%	94.5%	94.6%	55%	57%
Phoenix, Arizona	96.3%	97.5%	92.6%	69%	74%

Average	95.0%	95.1%	94.4%	62%	63%

Development Activity

During second quarter 2006, we had three Southern California communities in the lease-up phase: The Heights, with 208 units, in Chino Hills; Galleria at Towngate, with 268 units, in Moreno Valley; and Bridgeport Coast, with 188 units, in Santa Clarita. At the end of the quarter, all units were delivered at The Heights, 190 of which were occupied. At Galleria at Towngate, 246 units were delivered, 177 of which were occupied. At Bridgeport Coast, 160 units were delivered, 117 of which were occupied.

Including the two properties in the final stage of construction, we currently have five communities under construction, with a total of 1,328 units, for an aggregate projected investment of $316.4 million and an estimated balance to complete totaling $116.9 million. Expected delivery dates for these units range from third quarter 2006 through fourth quarter 2007. Four development communities are in Southern California; the other is located in Northern California.

We own five land parcels representing 1,362 units of future development, and an estimated aggregate investment of $402.8 million upon completion. Expected construction starts for four parcels are expected to occur during second half 2006; one is scheduled for the first half of 2007. The land parcels are located in Southern California, Northern California and the Seattle, Washington metro area.

Disposition Activity

On April 28, 2006 we announced the formation of a joint venture with a fund advised by JPMorgan Asset Management. Under the terms of the agreement, we contributed seven properties with 2,184 units located in the Denver, Colorado, and Phoenix, Arizona, markets, the total value of which is approximately $235 million. We hold a 15% interest in the joint venture and fee-manages the seven properties.

We recorded a gain on sale of approximately $38.3 million, or $0.72 per share. We used the net proceeds of approximately $200 million to pay down our floating rate unsecured credit facility.

In second quarter 2006, we closed two sales of excess land in Bellevue, Washington and Anaheim, California, totaling $22.2 million, with an aggregate gain of $3.5 million. The gain is included in Other income and contributed $0.07 per share to both FFO and EPS.

Financial and Other Information

At June 30, 2006, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $4.6 billion, with a debt-to-total market capitalization ratio of 31%. Our outstanding debt of $1.4 billion carried a weighted average interest rate of 6.25% for the six-month period. The weighted average maturity for outstanding debt is 4.34 years. At June 30, 2006, outstanding borrowings under our unsecured and secured lines of credit totaled $255 million, with a weighted average interest cost of 5.82%.

For second quarter 2006, cash dividend payments to common shareholders totaled $26.5 million, or $0.5125 per share, which represents an increase of 2.5% over prior year per share dividend levels.

BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2006

(Unaudited, dollar amounts in thousands except per share data)

	June 30, 2006	June 30, 2005
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,656,658	$2,671,796
Construction in progress	134,293	135,217
Less: accumulated depreciation	(366,222)	(315,537)

	2,424,729	2,491,476

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	38,644	10,158
Land under development	106,206	81,735

Total real estate portfolio	2,569,579	2,583,369
Cash	4,365	5,111
Other assets	52,759	47,248

TOTAL ASSETS	$2,626,703	2,635,728

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$980,000	$998,023
Unsecured line of credit	180,000	189,000
Secured line of credit	75,000	75,000
Mortgage loans	203,087	216,482
Accounts payable and accrued expenses	61,408	52,296

Total liabilities	1,499,495	1,530,801

Minority interests	60,043	61,675

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 shares with $25 liquidation preference issued and outstanding at June 30, 2006 and June 30, 2005, respectively.	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 51,385,437 and 50,837,086 at June 30, 2006 and 2005, respectively.	514	508
Additional paid-in capital	1,066,551	1,042,644

Total shareholders’ equity	1,067,165	1,043,252

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,626,703	$2,635,728

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Six Months Ended June 30, 2006 and 2005

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 06/30/2006	Quarter ended 6/30/2005	Six months ended 06/30/2006	Six months ended 6/30/2005
REVENUE
Rental income	$78,466	$69,015	$153,848	$136,553
Ancillary income	3,621	3,676	7,075	6,550

Total revenue	82,087	72,691	160,923	143,103
EXPENSES
Real estate expenses	$26,163	$22,742	$51,325	$45,210
Depreciation	18,376	16,810	37,507	33,829
Interest expense	19,680	18,378	40,470	36,437
General and administrative	4,745	4,048	9,185	8,808
Other expenses	62	281	562	729

Total expenses	69,026	62,259	139,049	125,013
Other income	23,392	497	24,029	1,701

Income before minority interests, partnership income and discontinued operations	36,453	10,929	45,903	19,791
Minority interests	(897)	(915)	(1,805)	(1,705)
Partnership income	444	102	578	247

Income from continuing operations	36,000	10,116	44,676	18,333
Discontinued operations:
Discontinued operations, net (1)	783	2,479	3,961	6,044
Net gain on sales	38,302	5,374	38,302	26,897

Total discontinued operations	39,085	7,853	42,263	32,941
NET INCOME	$75,085	$17,969	$86,939	$51,274
Dividends attributable to preferred stock	4,468	4,468	8,936	8,936

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$70,617	$13,501	$78,003	$42,338

Net income per common share - basic	$1.38	$0.27	$1.52	$0.84

Net income per common share - assuming dilution	$1.33	$0.26	$1.49	$0.82

Weighted average shares outstanding - basic	51,335	50,810	51,220	50,695

Weighted average shares outstanding - assuming dilutio	53,520	51,560	52,435	51,440

(1)       Details of net earnings from discontinued operations. For 2006 includes seven properties held for sale and contributed to a joint venture in April 2006. For 2005 also includes results from three properties sold during the first six months of 2005

	Quarter ended 06/30/2006	Quarter ended 6/30/2005	Six months ended 06/30/2006	Six months ended 6/30/2005
Rental and ancillary income	$1,560	$5,791	$6,646	$12,905
Real estate expenses	(777)	(2,087)	(2,685)	(4,435)
Depreciation	—	(1,225)	—	(2,426)

Income from discontinued operations, net	$783	$2,479	$3,961	$6,044

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This Current Report on Form 8-K includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. Our definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 06/30/06	Quarter Ended 06/30/05	Six Months Ended 06/30/06	Six Months Ended 06/30/05
Net income available to common shareholders	$70,617	$13,501	$78,003	$42,338
Depreciation from continuing operations	18,376	16,810	37,507	33,829
Depreciation from discontinued operations	—	1,225	—	2,426
Minority interests	897	915	1,805	1,705
Depreciation from unconsolidated entities	243	216	338	418
Net gain on investments	(38,302)	(5,374)	(38,302)	(26,897)
Less: Minority interests not convertible to common Funds from operations	(406)	(405)	(811)	(685)

	$51,425	$26,888	$78,540	$53,134

Diluted shares outstanding - EPS	53,520	51,560	52,435	51,440
Net income per common share - diluted	$1.33	$0.26	$1.49	$0.82

Diluted shares outstanding - FFO	53,520	52,580	53,420	52,460
FFO per common share - diluted	$0.96	$0.51	$1.47	$1.01

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by us as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions, nonroutine items, and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 06/30/06	Quarter ended 6/30/05	Six Months Ended 06/30/06	Six Months Ended 06/30/05
Net income available to common shareholders	$70,617	$13,501	$78,003	$42,338
Interest	19,680	18,378	40,470	36,437
Depreciation	18,376	18,035	37,507	36,255

EBITDA	108,673	49,914	155,980	115,030
Minority interests	897	915	1,805	1,705
Net gain on sales	(38,302)	(5,374)	(38,302)	(26,897)
Gain on sales of land	(3,485)	—	(3,485)	—
Dividends on preferred stock	4,468	4,468	8,936	8,936
Other expenses	62	281	562	729
Redhawk Settlement	(19,500)	—	(19,500)	—

Adjusted EBITDA	$52,813	$50,204	$105,996	$99,503

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs' NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 06/30/06	Quarter ended 6/30/05	Six Months Ended 06/30/06	Six Months Ended 06/30/05
Net income available to common shareholders	$70,617	$13,501	$78,003	$42,338
Interest	19,680	18,378	40,470	36,437
Depreciation	18,376	18,035	37,507	36,255
Minority interests	897	915	1,805	1,705
Net gain on sales	(38,302)	(5,374)	(38,302)	(26,897)
Dividends on preferred stock	4,468	4,468	8,936	8,936
General and administrative expense	4,745	4,048	9,185	8,808
Other expenses	62	281	562	729

NOI	$80,543	$54,252	$138,166	$108,311

Less Non Same-Store NOI	30,359	6,819	43,568	19,204

Same-Store NOI	$50,184	$47,433	$94,598	$89,107

ITEM 1.01	Entry into a Material Definitive Agreement

On July 26, 2006 the Board of Directors of the Company awarded a discretionary bonus totaling $75,000 to the Company’s Chief Financial Officer, Edward F. Lange, Jr.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release of BRE properties, Inc. dated July 31, 2006, including attachments.

99.2	Supplemental Financial data dated July 31, 2006, including attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: August 1, 2006	/s/ Edward F. Lange, Jr.
Name: Edward F. Lange, Jr.

Exhibit Index

99.1	Press release of BRE properties, Inc. dated July 31, 2006, including attachments.

99.2	Supplemental Financial data dated July 31, 2006, including attachments.